Exhibit 10.2
CERTAIN INFORMATION HAS BEEN OMITTED OR REDACTED FROM THE VERSION OF THIS EXHIBIT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO PROTECT PERSONAL PRIVACY

Amended and Restated Loan Agreement

This Amended and Restated Loan Agreement (the “Agreement”) is made and entered into as of the 1st day of July, 2024 (the “Effective Date”), by and between Artivion, Inc., a Delaware corporation formerly known as CryoLife, Inc. (the “Lender”); and Endospan Ltd., an Israeli private limited liability company, registered number 514172931 (the “Borrower”). This Agreement amends, restates, and supersedes that certain Loan Agreement entered into by and between the Lender and the Borrower dated as of September 11, 2019 (the “Original Loan Agreement”).

Whereas,     the Borrower is engaged in the research, development, manufacture, marketing and sale of products known as the NEXUS® Aortic Arch Stent Graft System (the “Product”) and requires funding to finance its efforts to continue to commercialize the Product and obtain approval from the U.S. Food and Drug Administration (the “FDA”) of the Product as a medical device indicated for the endovascular treatment of thoracic aortic diseases involving the aortic arch with proximal landing zone in the ascending aorta (Zone 0) and the Brachiocephalic artery or for other indications (“FDA Approval”);
Whereas,     the Borrower and the Lender previously entered into the Original Loan Agreement, pursuant to which the Lender has provided loans to the Borrower in the principal amount of USD fifteen million ($15,000,000) (together with accrued interest, the “Original Loans”), to be used primarily for the purpose of obtaining FDA Approval and for working capital needs for purposes of commercialising the Product within the territory described in Exhibit B to the Distribution Agreement (defined below);
Whereas,    the Borrower and the Lender also previously entered into a Debenture dated as of September 11, 2019 (as amended from time to time, the “Original Debenture”), which provided Lender a fixed and floating charge and security interest over all of the Borrower’s right, title and interest in and to the Collateral (as defined in the Original Debenture);
Whereas,     the Borrower and the Lender are entering into this Agreement to amend, restate, and supersede the Original Loan Agreement and to provide for additional loans in the aggregate principal amount of up to USD twenty-five million ($25,000,000) (the “Additional Loans”), subject to the terms of this Agreement and secured pursuant to the Additional Debenture, as defined below;
Whereas,    as additional security for Borrower’s obligations to repay the Original Loans and the Additional Loans, the Borrower and Lender are on or about the date hereof entering into an additional Debenture (the “Additional Debenture” and, together with the Original Debenture, the “Debentures”) provided Lender a fixed and floating charge and security interest over all of the Borrower’s right, title and interest in and to the Collateral (as defined in the Additional Debenture) (the “Lender Security Interest”);
Whereas,    concurrently herewith, the Securities Purchase Option Agreement entered into by and among the Lender, the Borrower and the Securityholders dated as of September 11, 2019 (as amended from time to time, including as amended contemporaneously herewith, the “SPA”) is being amended as a further incentive for Lender to provide the Additional Loans (the “SPA Amendment”); and
Whereas,     subject to the Borrower and the securityholders thereof entering into the SPA Amendment, the Lender agrees to provide the Borrower the Additional Loans, all subject to the terms and conditions in this Agreement.

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167949916.2

Now, Therefore, the Lender and the Borrower (each a “Party” and collectively the “Parties”) hereby agree as follows:

1.Interpretation
1.1.The preamble and exhibits to this Agreement constitute an integral part hereof.
1.2.Section headings and references to headings are intended solely for convenience purposes and are to be disregarded in construing this Agreement.
1.3.Any capitalized terms otherwise not defined in this Agreement shall have the meaning ascribed thereto in the SPA.
1.4.References to “Distribution Agreement” in this Agreement shall refer to that certain Distribution Agreement entered into between Borrower and JOTEC GmbH, which is an affiliate of Lender, dated September 11, 2019 (as may be amended from time to time), and references to “Distributor” shall refer to JOTEC GmbH or its permitted assignee under the Distribution Agreement.

2.The Loans
2.1.The Lender has provided Borrower the Original Loans.
2.2.The Lender shall provide the Additional Loans to the Borrower in three tranches (each, a “Tranche”) as follows (in each case subject to the conditions precedent set forth in Section 5):
2.2.1.the first Tranche in the amount of USD seven million ($7,000,000) shall be provided by the Lender to the Borrower as soon as practicable after the conditions set forth in Section 5 below have been fulfilled;
2.2.2.the second Tranche in the amount of USD ten million ($10,000,000) shall be provided by the Lender to the Borrower within 14 Business Days of the later of (i) receipt of a written notice sent by the Borrower to the Lender that Borrower has achieved full Clinical Trial Enrolment; or (ii) such time as the conditions set forth in Section 5 below have been fulfilled; and
2.2.3.the third Tranche in the amount of USD eight million ($8,000,000) shall be provided by the Lender to the Borrower within the later of (i) 14 Business Days of receipt of a written notice sent by the Borrower to the Lender that the Borrower has completed the Clinical Trial One Year Follow-Up; or (ii) such time as the conditions set forth in Section 5 below have been fulfilled (the principal amount of each such Tranche, together with the principal amount of the Original Loan, collectively, the “Principal Amount”).
Notwithstanding the foregoing, if there is an event, development or circumstance occurring or in existence that has resulted in, or could reasonably be expected to have, a Company Material Adverse Effect, the Lender shall have an additional 30 days from receipt of written notice from the Borrower under Sections 2.2.2 or 2.2.3 to determine whether the condition under Section 5.2.2 has been satisfied and may delay funding on any Tranche during such 30-day period.
For the purpose of this Agreement:
“Clinical Trial Enrolment” means the Borrower’s completion of enrolment of all required patients, as set forth in the applicable clinical trial protocol, in the FDA-approved clinical trial for the Product.
“Clinical Trial One Year Follow-Up” means the Borrower’s completion of a one-year follow-up with all patients in the FDA-approved clinical trial for the Product.
2.3.The Lender shall make available to the Borrower each Tranche by way of wire transfer to the Borrower’s bank account as detailed in Exhibit A.
2.4.In the event the Distribution Agreement is terminated pursuant to circumstances giving rise to the Termination Fee (as defined in the Distribution Agreement, the “Termination Fee”), the Principal
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Amount under this Agreement shall automatically be increased by an amount equal to the unpaid portion of the Termination Fee.
2.5.The outstanding Principal Amount shall bear simple interest at a rate equal to 5% per annum commencing on the date of receipt of the Original Loan or the applicable Tranche, as applicable, and until the earlier of full repayment thereof or Cancellation (as defined below) thereof, in accordance with the terms hereof (the “Interest”). The Interest shall be computed on the basis of a 360-day year, comprised of twelve months counting 30 days each. For periods of indebtedness of less than one month the Interest shall be calculated pro rata to the actual number of days of the month then elapsed.

3.Repayment & Cancellation
3.1.In the event the Acquisition is consummated, (a) simultaneous with the closing of the Acquisition, the Borrower shall pay to the Lender any and all unpaid Interest accrued on the then-outstanding Principal Amount (which, for the sake of clarity, shall not impact the calculation of the Closing Consideration since the Closing Consideration is already reduced by the Buyer’s Portion), and (b) the then-outstanding Principal Amount, any unpaid Interest thereon and all other obligations owing under the Loan Documents (collectively the “Loan Amount”) shall be due and repaid by the Borrower to the Lender on the first anniversary of the closing of the Acquisition (the “Maturity Date”).
3.2.In the event the Acquisition is not consummated, but Borrower consummates a Change of Control providing for an enterprise value of Borrower of at least US$50,000,000 (a “Qualified Transaction”), then the Additional Loans and Interest on the Additional Loans shall become immediately due and payable upon the consummation of such Qualified Transaction (the “Alternative Maturity Date”).
“Change of Control” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) any person or entity becomes the owner, directly or indirectly, of stock of Borrower representing more than fifty percent (50%) of the combined voting power of the Borrower’s then outstanding stock other than by virtue of a stock sale, merger, consolidation or similar transaction, (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Borrower and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Borrower immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting stock representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction, or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting stock of Borrower immediately prior to such transaction, or (iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Borrower and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of Borrower and its subsidiaries to a person or entity, more than fifty percent (50%) of the combined voting power of the voting stock of which are owned by stockholders of Borrower in substantially the same proportions as their ownership of the outstanding voting stock of Borrower immediately prior to such sale, lease, license or other disposition.
3.3. In the event that (i) the Lender does not deliver to the Borrower an Exercise Notice during the Option Period, or (ii) the Acquisition can otherwise no longer be consummated under the terms of the SPA, then Borrower’s obligation to repay the Original Loan and Interest on the Original Loan shall be cancelled, deemed fully discharged, and the Borrower shall not have any further duties or obligations with respect to the repayment of the Original Loan and Interest on the Original Loan to the Lender (the “Cancellation”); provided further, that the Cancellation shall not occur if there is an Event of Default then in existence; and provided, further, that (a) it being clarified that the Additional Loans, Interest on the Additional Loans, and all other obligations owing under the Loan
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Documents relating to the Additional Loan shall not be subject to the Cancellation and instead shall be due and payable upon the Long Maturity Date or Alternative Maturity Date, as applicable, and (b) in the event that the Principal Amount is increased pursuant to Section 2.4 to include the unpaid portion of the Termination Fee, the portion of the Principal Amount attributable to the unpaid Termination Fee shall not be subject to the Cancellation and instead shall be due and payable on the date determined pursuant to the Distribution Agreement (it being clarified that upon payment of the Termination Fee pursuant to the Distribution Agreement, such amount shall be excluded from the Loan Amount hereunder).
3.4.In the event neither the Acquisition nor a Qualified Transaction are consummated by December 31, 2027, the Additional Loans and Interest on the Additional Loans shall become immediately due and payable as of December 31, 2027 (the “Long Maturity Date”). For the avoidance of doubt, the principal and accrued Interest on the Original Loan shall not become due and payable on the Long Maturity Date pursuant to this Section 3.4.
3.5.For the avoidance of doubt, upon Borrower’s payment of the Termination Fee or all portions thereof that are due pursuant to the Distribution Agreement and that have been added to the Principal Amount pursuant to Section 2.4 of this Agreement, such added amounts shall be deducted from the Principal Amount and shall no longer be recoverable from Borrower by Lender.
3.6.Except as required in Sections 3.1 or 3.2 above, or Section 8.1 below, the Borrower shall not be entitled or obligated to prepay the Principal Amount or accrued Interest (in whole or in part) at any time prior to the Maturity Date, Alternative Maturity Date, or Long Maturity Date, as applicable; provided, however, that, if Borrower prepays any portion of the JLL Loan (as defined below) (which shall not be prepaid in whole or in part without Lender’s consent), then Borrower shall provide a corresponding prepayment of the Loan Amount to Lender that is on a pro rata basis with the prepayment made on the JLL Loan, based on the prepayment made to JLL and the relative loan amounts then outstanding; provided further, that such pro rata prepayment of the Principal Amount or accrued Interest shall not be required in connection with a prepayment of the JLL Loan upon consummation of the Acquisition. In the event of any such prepayment, amounts prepaid shall be first applied to the Interest and Principal Amount of the Additional Loans.
3.7.Any payments to be made by the Borrower to the Lender hereunder shall be paid by way of a wire transfer to the Lender’s bank account in US dollars.
3.8.The Borrower shall pay any and all amounts due hereunder without setoff, deduction, counterclaim or defense of any kind.

4.Security
The Borrower previously granted Lender the Lender Security Interest in order to secure the observance and performance of all the Borrower’s obligations under the Original Loan Agreement, and such Lender Security Interest is hereby continued as security for Borrower’s observance and performance of Borrower’s obligations under this Agreement; provided, however that, the Lender Security Interest shall rank pari passu and be on parity with that certain security interest in favour of Japan Lifeline Co., Ltd (“JLL”) arising in connection with the loan provided under that certain Loan Agreement by and between the Borrower and JLL, dated October 24, 2018 (the “JLL Loan”), and the Loan Documents (as defined in the Loan Documents), including the Security Agreement by and between the Borrower and JLL dated October 24, 2018 securing up to $10 million in obligations (the “JLL Security Agreement” and the “JLL Security Interest” as applicable) (collectively, such loan documents are referred to as the “JLL Loan Documents”). The respective rights of JLL and the Lender in the Collateral (as defined in the Debentures) shall be subject to the Intercreditor Agreement being entered into contemporaneously herewith between JLL and the Lender. For the avoidance of doubt, Borrower agrees that (i) the Lender Security Interest shall rank pari passu with the JLL Security Interest and Borrower’s payment obligations to JLL solely with respect to a maximum principal amount of up $10,000,000.00 and only with respect to collateral subject to the JLL Security Interest (such limitations, the “Senior Cap”), but senior to the JLL Security Interest with respect to any amounts loaned under the JLL Loan Documents in excess
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of the Senior Cap, and (ii) the Collateral shall exclude up to NIS 250,000 held by Borrower in a deposit account subject to that certain registered first ranking fixed charge and a first ranking floating charge, dated as of June 18, 2024, in favor of Mizrahi-Tefahot Bank Ltd. (the “Mizrahi-Tefahot Lien”). As to all other Collateral (as defined in the Debentures), the Lender Security Interest shall be a first priority lien.

5.Conditions Precedent
5.1.The effectiveness of this Agreement shall be subject to the fulfilment of the following conditions:
5.1.1.The Borrower shall have executed and delivered to the Lender the Additional Debenture in the form attached hereto as Exhibit B.
5.1.2.The Lender, Borrower, and JLL shall have executed an Intercreditor Priority Agreement, substantially in the form and substance acceptable to Lender (the “Intercreditor Agreement”).
5.1.3.The Borrower shall have caused its U.S. subsidiary, Endospan, Inc., to execute and deliver a Guaranty to Lender in form and substance acceptable to Lender.
5.1.4.The Borrower shall have caused Endospan, Inc. to execute and deliver a Security Agreement to Lender in form and substance acceptable to Lender.
5.1.5.The Borrower and JLL shall have executed an amendment to the JLL Loan Documents in form and substance satisfactory to the Lender, in its sole discretion, providing for, among other things, an extension of the maturity of the JLL Loan to December 31, 2027.
5.1.6.The Borrower shall have delivered to the Lender a copy of the executed filings and exhibits thereto documenting the registration of the Lender Security Interest and Additional Debenture with the Israeli Companies Registrar.
5.2.The obligation of the Lender to provide any Tranche shall be subject to the fulfilment of the following conditions:

5.2.1.At the time of and immediately after giving effect to the provision of such Tranche, no Default shall have occurred and be continuing. As used in this Agreement, the term “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

5.2.2.At the time of and immediately after giving effect to the provision of such Tranche, the Borrower has not caused an event, development or circumstance to occur or exist that has resulted in, or could reasonably be expected to have, a Company Material Adverse Effect.

5.2.3.The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of the provision of such Tranche, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of the provision of such Tranche, such representations and warranties shall continue to be true and correct as of such specified earlier date. As used in this Agreement, the term “Loan Documents” means this Agreement, the Original Debenture, the Additional Debenture, and all other instruments and documents heretofore or hereafter executed or delivered to or in favour of the Lender in connection herewith and the transactions contemplated by this Agreement.

5.2.4.The provision of such Tranche would not conflict with, or cause the Lender to violate or exceed, any applicable governmental requirement, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the provision of such Tranche or the consummation of the transactions contemplated by this Agreement or any other Loan Document.
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5.2.5.The receipt by the Lender of a budget, in form and substance reasonably satisfactory to the Lender, detailing the anticipated use of proceeds of such Tranche, which use of proceeds shall comply with Section 7.1.

5.2.6.The receipt by the Lender of a borrowing request not less than ten (10) Business Days prior to the requested funding date executed by the chief executive officer of the Borrower unconditionally certifying as to the matters set forth in this Section 5.2.

5.2.7.The Agreement has not been terminated.

6.Representations and Warranties of the Borrower
6.1.The Borrower hereby represents and warrants to the Lender, that on the Effective Date, as follows:
6.1.1.The Borrower is duly organized and in good standing under the laws of the State of Israel and has the power to own its properties and to carry on its business as now conducted and as proposed to be conducted.
6.1.2.The execution and performance by the Borrower of this Agreement and the other Loan Documents (a) are within the Borrower’s power and authority, (b) have been duly authorized by all necessary corporate approvals and requirements of the Borrower, and (c) do not or will not, conflict with or breach or constitute default of any agreement, contract or other instrument to which the Borrower is party, or any law, regulation, order, judgment, writ, injunction, license or permit, applicable to the Borrower.
6.1.3.The execution by the Borrower of this Agreement and the other Loan Documents will result in valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with the terms and provisions hereof and thereof. No third-party consents or authorizations are required on the part of the Borrower in connection with the consummation of the transactions contemplated by this Agreement or the other Loan Documents or its obligations hereunder or thereunder, save for the JLL Consent.
6.1.4.The Collateral is free and clear from any restrictions, covenants, mortgages, pledges, liens, encumbrances, attachments, assignments, title retentions or other third-party rights or security interests (an “Encumbrance”), other than the JLL Security Interest up to the Senior Cap.
6.1.5.The Borrower does not have any debts or liabilities beyond its ability to pay as they become due, and the Borrower has not and is not contemplating filing for bankruptcy, liquidation, insolvency or for relief under the provisions of any applicable insolvency laws, nor is the Borrower in any situation that would reasonably cause it to file for bankruptcy, liquidation, insolvency or relief under any applicable insolvency laws. No liquidator or receiver has been appointed on behalf of, or for, the Borrower.

7.Covenants
7.1.The Borrower shall use the Principal Amount primarily for purpose of obtaining the FDA Approval and for working capital needs for purposes of commercializing the NEXUS® Aortic Arch Stent Graft System and NEXUS DUO® within the Territory described in Exhibit B to the Distribution Agreement.
7.2.Prior to the full repayment of the Loan Amount or Cancellation (as applicable) and for as long as any amount is outstanding and owed by the Borrower to the Lender hereunder, the Borrower shall maintain sufficient insurance coverage and shall not, without the prior written consent of the Lender:
7.2.1.Except as permitted under the Debentures, transfer, sell, assign, gift or grant a license with respect of, any of the Collateral; provided, however, that as long as no Event of
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Default has occurred, Borrower will be permitted to sell, lease, or grant non-exclusive licenses of such assets in the ordinary course of business of Borrower; or
7.2.2.except for the JLL Security Interest, the lien on up to NIS 250,000 in the deposit account subject to the Mizrahi-Tefahot Lien, and as set forth in the Debentures, create, register, assume or permit to subsist any Encumbrance over the Collateral; or
7.2.3.except for the accrual of additional interest pursuant to the terms of the JLL Loan as in place on the Effective Date, incur any additional indebtedness from JLL unless such indebtedness is subordinated to Borrower’s obligations to Artivion arising under the Loan Documents; or
7.2.4.except for the repayment of the existing JLL Loan from JLL in accordance with the terms of the Intercreditor Agreement, repay any loans or debts, other than in the ordinary course of business; or
7.2.5.make or pay any distribution or dividend to its shareholders; or

7.2.6.take any action prohibited under, or fail to take any action required under, Section 9.1 (“Preservation of Business”) or Section 9.2 (“Exclusivity”) of the SPA.

7.3.The Borrower will furnish to the Lender:

7.3.1.As soon as available, but in any event not later than one hundred and twenty (120) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and certified by an independent public accounting firm which is one of the “big four” Israeli accounting firms to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with Accepted Accounting Principles consistently applied.

7.3.2.As soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its financial officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with Accepted Accounting Principles consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

7.3.3.Concurrently with any delivery of financial statements under Section 7.3.1 or 7.3.2, a certificate of a financial officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) stating whether any change in Accepted Accounting Principles or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.3.1 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

7.3.4.As soon as available, but not later than sixty (60) days after the end of each fiscal year of the Borrower, an annual operating plan for the Borrower and its consolidated subsidiaries, approved by the Board, for the then current fiscal year, which will include a statement of all of the material assumptions on which such plan is based, will include balance sheets and a budget in each case on a quarterly basis for the then current fiscal year and will
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integrate sales, gross profits, operating expenses, operating profit and cash flow projections (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance).

8.Default
8.1.The Loan Amount will automatically and immediately become due and payable by the Borrower to the Lender upon the occurrence of any of the following events (“Event of Default”):
8.1.1.the failure by the Borrower to make any payment on the Loan Amount when due pursuant to the Loan Documents;
8.1.2.any other material breach by the Borrower of any of its representations, obligations, covenants or undertakings under this Agreement, the Debentures, or the other Loan Documents or the JLL Loan Documents (but solely if such breach has resulted in the acceleration of obligations thereunder); provided however that if such breach is capable of remedy (as determined by Lender in its reasonable discretion), the Borrower shall have 45 days after the Lender’s written notice thereof to remedy such breach;
8.1.3.any breach by the Borrower of the restrictions set forth in Article 85 of Borrower’s Restated Articles, which in the case of Article 85.4 of the Borrower’s Restated Articles must be a material breach; provided however that if such breach is under Article 85.4 of the Borrower’s Restated Articles, the Borrower shall have 45 days after the Lender’s written notice thereof to remedy such breach;
8.1.4.(a) any liquidation or dissolution of the Borrower, (b) the execution by the Borrower of a general assignment for the benefit of creditors, (c) the voluntary filing by the Borrower of any petition in liquidation, insolvency or bankruptcy proceedings, (d) the filing against the Borrower of any petition in liquidation, insolvency or bankruptcy proceedings or for relief and the continuation of such petition without dismissal for a period of 30 days or more, the temporary or permanent appointment of a receiver, trustee or liquidator which is not permanently removed or otherwise permanently dismissed within 30 days thereafter, to take possession of a substantial portion of the property or assets of the Borrower, (f) the levy of an Encumbrance or the institution of execution proceedings against all or a substantial part of all of the Borrower’s assets, (g) consummation of an initial public offering of the Borrower’s securities, or (h) the Borrower ceases to further develop the Product or pursue the FDA Approval.
8.2.The Borrower shall notify the Lender within 24 hours of any Event of Default.
8.3.At any time after the occurrence and during the continuance of an Event of Default the Lender shall be entitled, but not obligated, to immediately enforce its remedies under the Debentures or any other Loan Document, in whole or in part (subject to the Intercreditor Agreement), and to use the proceeds obtained therefrom to repay the Loan Amount.
8.4.The Borrower hereby, to the fullest extent permitted by law, irrevocably and absolutely waives any demand and/or claim against the Lender, relating to, arising out of or connected to the enforcement of the Lender’s remedies under the Debentures or any other Loan Document, to the extent such actions are in compliance with the terms of this Agreement, including in respect of the timing of such enforcement or realization.
8.5.The Borrower shall promptly reimburse the Lender for all fees, expenses and other sums paid to attorneys and other consultants thereof, whose engagement is required to enforce the Lender’s rights under this Agreement, the Debentures or any other Loan Document.
9.Miscellaneous
9.1.This Agreement will inure to the benefit of and be binding on the respective successors and assigns of the Borrower. Notwithstanding the foregoing, neither Party may assign its rights or obligations under this Agreement, except that (A) Lender shall be permitted to assign its rights and obligations
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under this Agreement pursuant to a written agreement delivered with prior notice to Borrower (i) to an Affiliate of Lender, (ii) to an acquirer of all or substantially all of Lender’s assets, or (iii) as a collateral assignment to the Financing Sources, and (B) the Borrower shall be permitted to assign its rights and obligations under this Agreement pursuant to a written agreement delivered with prior notice to Lender to an acquirer of all or substantially all of the Borrower’s assets which assumes Borrower’s obligations hereunder as part of a Change of Control that does not constitute a Qualified Transaction.
9.2.Lenders’ rights and remedies under this Agreement and the other Loan Documents shall be cumulative and are not exclusive of any rights or remedies provided by law. Nothing in this Agreement shall be deemed to limit the Lender’s right to any remedies available under applicable laws or otherwise.
9.3.This Agreement, taken together with the Debentures, the SPA, the SPA Amendment, and the Distribution Agreement, constitutes the full and entire agreement, and understandings between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings between the Parties concerning the subject matter hereof.
9.4.If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be amended to the maximum extent required to render it valid, legal and enforceable (or deleted if no such amendment is feasible), and such amendment or deletion shall not affect the enforceability of the other provisions hereof.
9.5.This Agreement may be executed in any number of counterparts, and by the different parties on separate counterparts, each of which, when so executed and delivered, will be deemed to be an original, but all the counterparts will together constitute one and the same instrument.
9.6.The Agreement may not be amended or waived except by an instrument in writing signed by both Parties.
9.7.Notice as required in this Agreement shall be delivered to the address provided in, and shall be effective as of the date specified in, Section 13.1 of the SPA, as such address may be changed from time to time pursuant to Section 13.1 of the SPA.
9.8.This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, and the competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction over all matters relating to or arising from this Agreement.

[Remainder of Page Intentionally Blank]

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In witness whereof, the parties hereto have executed this Agreement:
Creditor:                                Borrower:
ARTIVION, INC.                            ENDOSPAN LTD.

By:    /s/ James P. Mackin                    By:    /s/ Kevin Mayberry
Name: J. Patrick Mackin                        Name:     Kevin Mayberry
Title:     Chairman, President and CEO            Title:     CEO

Signature Page to Amended and Restated Loan Agreement

Exhibit A

Borrower Bank Information

[See Attached.]

[REDACTED]

Signature Page to Amended and Restated Loan Agreement

Signature Page to Amended and Restated Loan Agreement

Exhibit B

Form of Additional Debenture

[See Attached.]

AMENDED AND RESTATED DEBENTURE

UNLIMITED IN AMOUNT

BETWEEN

ENDOSPAN LTD.

AND

ARTIVION, INC.

DATED

JULY 1, 2024

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Amended and Restated Debenture

This Amended and Restated Debenture (the "Debenture") is made as of July 1, 2024 (the “Effective Date”) by and between:
1.    Endospan Ltd., a company organized under the laws of the State of Israel, Company No. 514172931, whose registered address is at Maskit St. 4, Herzlia Business Park, Herzlia, Israel 46733 (the “Borrower” or the "Pledgor"); and
2.    Artivion, Inc., a Delaware corporation formerly known as CryoLife, Inc., whose principal place of business is at 1655 Roberts Blvd., Kennesaw, GA 30144, U.S.A. ("Artivion").

This Debenture amends, restates, and supersedes that certain Debenture entered into by and between Artivion and the Borrower dated as of September 11, 2019.

WHEREAS:
(A)the Borrower and Artivion previously entered into that certain Loan Agreement dated September 11, 2019 and other loan documents (the "First Artivion Loan Agreement"), pursuant to which Artivion provided the Borrower a loan in the principal amount of USD fifteen million ($15,000,000; the "First Artivion Loan"); and
(B)the First Artivion Loan was secured pursuant to the terms of that certain Debenture entered into by and between the Borrower and Artivion dated as of September 11, 2019 (as amended from time to time, the “Artivion Debenture”); and
(C)the Borrower and Japan Lifeline Co., Ltd. ("JLL") previously entered into that certain Loan Agreement dated October 24, 2018, and other loan documents (the "JLL Loan Agreement"), pursuant to which JLL provided the Borrower a loan in the principal amount of USD ten million ($10,000,000) (the "JLL Loan"); and
(D)the JLL Loan was secured pursuant to the terms of that certain Debenture entered into by and between the Borrower and JLL dated as of October 24, 2018 (as amended from time to time, the “JLL Debenture”); and
(E)the security interest created by the Artivion Debenture was a first ranking charge, subordinated only to (i) a security interest granted to JLL in the JLL Debenture in an amount of up to USD ten million ($10,000,000) (such amount, plus accrued interest thereon, the “Senior Cap”) and (ii) the MT Charge (as defined below), pursuant to the terms of a certain Subordination Agreement entered into by and between Artivion and JLL dated as of September 11, 2019 (the “Subordination Agreement”); and
(F)on or about the date hereof, the First Artivion Loan Agreement is being amended to provide for, among other things, an additional loan of up to $25,000,000 from Artivion to the Borrower (the “Second Artivion Loan”), all subject to the terms of an Amended and Restated Loan Agreement entered into on the date hereof (the “A&R Artivion Loan Agreement”); and
(G)as a condition and inducement for Artivion to extend the Second Artivion Loan to the Borrower, on or about the date hereof the Parties entered into a certain Master Transaction Agreement (the “Master Transaction Agreement”), pursuant to which, inter alia, as of the Effective Date, (i) the Subordination Agreement is terminated; (ii) the JLL Debenture is replaced with an amended and restated debenture in form and substance acceptable to Artivion, (iii) the Artivion Debenture is replaced with this Amended and Restated Debenture; and (iv) an Inter Creditor Priority Agreement is entered into, providing that the JLL Loan (up to the Senior Cap) would rank on parity with the First Artivion Loan and the Second Artivion Loan (together, the “Artivion Loan”) and the security interest granted in accordance with the JLL Debenture, as amended (up to the Senior Cap) would rank on parity with the Artivion Debenture as amended herein, and any additional amounts loaned or secured pursuant to the JLL Loan Agreement or the JLL Debenture would rank junior to the Artivion Loan and the Artivion Debenture (the “Inter Creditor Priority Agreement”); and
(B)In order to secure the full and punctual payment and performance when due of the Secured Liabilities (as defined below), the Pledgor has agreed to (i) charge and pledge by way of a first ranking fixed charge, various assets in favor of Artivion, in accordance with the terms hereof; and (ii) charge and pledge, by way of first ranking floating charge, various assets, in favor of Artivion in accordance with the terms hereof.
NOW, THEREFORE, the parties agree as follows:

1.Definitions and Interpretation
1.1.Unless otherwise defined in this Debenture, terms defined in the A&R Loan Agreement shall have the same meaning, mutatis mutandis, in this Debenture.
1.2.In this Debenture, the following terms shall have the following meanings:

Charged Assets	As defined in Section 3.1 hereto (Security).
Intellectual Property
Any of Pledgor’s registered or unregistered copyrights, patents, trademarks, service marks and applications therefor, and goodwill and trade secrets, or any claims for damages by way of any past, present and future infringement of any of the foregoing.

Lien	A lien, an encumbrance or a security interest including but not limited to a mortgage, fixed charged, floating charge, pledge, lien, conditional sale agreement, hire or hire purchase agreement, option, restriction as to transfer, use or possession, easement or a subordination to a right of a person or an adverse or competing interest of another person
Loan Documents	This Debenture, the A&R Artivion Loan Agreement, the Inter Creditor Priority Agreement, the US Subsidiary Guaranty, the US Subsidiary Security Agreement and any other document related thereto, all as amended or extended from time to time.
Obligations	All existing and future obligations in connection with the payment of all expenses and other amounts due or to become due from the Borrower under the terms of the A&R Loan Agreement, under this Debenture or under any other Loan Document including reasonable legal fees, the fees and costs of any Receiver and any other costs incurred in realizing the Security Interests granted hereunder.
Receiver	A receiver (whether interim or permanent), trustee and manager, or any similar person with similar powers and functions under the laws of any jurisdiction, including, but not limited to, the Israeli Insolvency and Economic Rehabilitation Law, 5778-2018, the Companies Ordinance 5743-1983 and the Companies Law 5759-1999.
Secured Liabilities	As defined in Section 2.1 (Secured Liabilities).

Security Interest	The security interest created by this Debenture.
US Subsidiary Guaranty	The Guaranty (Subsidiary) provided by Pledgor’s U.S. subsidiary, Endospan, Inc. to Artivion on or around the date hereof.
US Subsidiary Security Agreement	The Security Agreement (Subsidiary) entered into between Pledgor’s U.S. subsidiary, Endospan, Inc., and Artivion on or around the date hereof.
1.3.Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.
1.4.The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Debenture.
1.5.The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Debenture.
1.6.Nothing in this Debenture shall derogate from any representation, warranty, covenant or obligation detailed in any other Loan Document to which the Borrower is a party. The representations, warranties, covenants and obligations listed herein are in addition to, and are not in any way replacing any representations and warranties provided in any other Loan Document.

2.Purpose
2.1.Secured Liabilities. The Security Interest is created to secure the full and punctual payment and performance of the Obligations in an unlimited amount (the "Secured Liabilities").
2.2.Payment. The Pledgor hereby undertakes to pay to Artivion, to the extent due and payable, the Secured Liabilities subject to and in accordance with the terms of the A&R Artivion Loan Agreement, and each amount of the Secured Liabilities not paid to Artivion as aforesaid, shall bear interest at the rate that has been or will be agreed upon in the A&R Artivion Loan Agreement from the date on which the Borrower should have paid such amount until the date of actual payment of the same.
2.3.Prepayment. Except as expressly set forth in the A&R Artivion Loan Agreement the Borrower shall not be entitled to discharge any amount of the Secured Liabilities prior to the agreed date for payment thereof.

3.Security
3.1.Creation of Fixed Charge
As security for the full and punctual payment and performance when due (whether at stated maturity, acceleration or otherwise) of all of the Secured Liabilities the Pledgor hereby absolutely and unconditionally charges and pledges certain assets to and in favor of Artivion, by way of a first ranking fixed charge as set forth below:
1.1.1The following specific assets of the Pledgor:
(a)All the Pledgor’s interest, rights and property in and associated with Intellectual Property Rights, including, without limitation, any and all rights to the NEXUS® Aortic Arch Stent Graft System, the NEXUS DUO® and the NEXUS TRIO™, including: (i) inventions which are not in the public domain, whether or not patentable, and whether or not yet made the subject of a pending patent application or applications; (ii) ideas and conceptions of patentable subject matter, including without limitation, any patent disclosures, whether or not made the subject of a pending patent application or applications; (iii) trade secrets, confidential technical information (including confidential ideas, formulas, compositions, inventions and conceptions of inventions, whether patentable or unpatentable); (iv) technology (including know‑how and show‑how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, whether secret or confidential or not; and (v) copies and all tangible embodiments of all of the foregoing, in whatever form or medium. The Intellectual Property Rights as of the date of this Agreement include those listed in Appendix A.
(b)All of Pledgor’s right, title, and interest in and to: (a) Israeli Patents listed in Appendix B hereto; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisionals, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.
(c)The Pledgor’s goodwill.
(d)1,000 shares of Common Stock, with a par value of US$0.0001 each of Endospan, Inc., a Delaware corporation (“Endospan US”), which are owned by and registered in the name of the Pledgor, representing all of the outstanding share capital of Endospan US (the "US Pledged Shares"). With regard to the US Pledged Shares, the pledge hereby created also applies to:
(i)all dividends to be granted and/or paid and/or about to be paid in respect of the US Pledged Shares, at any time whatsoever; and
(ii)all shares or any other rights received or issued from time to time in respect of or in place of such US Pledged Shares.
(e)The Pledgor’s right, title and interest in and to the following, whether now owned or existing or hereafter acquired or arising:
(i)all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered, owned by the Pledgor (collectively, “Trademarks”), (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use trademark applications under applicable federal law), including, without limitation, all of the goodwill of the business connected with the use of, or symbolized by, each Trademark;
(ii)all registrations and applications for registration for any Trademark, together with all extensions and renewals thereof;
(iii)all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Pledgor accruing thereunder or pertaining thereto; and
(iv)any and all claims for damages and injunctive relief for past, present and future infringement, dilution, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages.
1.1.2To the extent not included in the foregoing, all present and future rights to compensation, indemnity, insurance proceeds, warranty or guaranty accruing to the Pledgor by reason of the loss of, damage to or expropriation of, or any other event or circumstance with respect to, such the assets specified in paragraph (3.1.1) above and all proceeds, products and benefits deriving from such assets (including, without limitation, those received upon any collection, exchange, sale or other disposition of such assets and any property into which such assets are converted, whether cash or non-cash).
1.1.3In addition, to the extent required by applicable law to create and perfect a first ranking fixed charge over the assets specified above, the Pledgor also assigns such assets to Artivion by way of first ranking fixed charge and pledge. In particular, the Pledgor hereby assigns to and in favor of Artivion by way of first ranking fixed charge and pledge (and each of the following shall be deemed to be expressly included in this Section 3.1):
(a)all rights of the Pledgor deriving from the insurance of the assets specified in paragraph (3.1) above, as in force at any relevant time and under any other law, whether or not assigned to Artivion as aforesaid, are hereby charged to Artivion by way of a first ranking fixed charge and pledge;
(b)all of the present and future rights, claims and remedies of the Pledgor under and deriving from any applicable law arising in connection with such assets; and
(c)all present and future rights to compensation, indemnity, warranty or guaranty accruing to the Pledgor by reason of the loss of, damage to or expropriation of, or any other event or circumstance with respect to, such assets.
1.1Creation of Floating Charge. As an additional security for the full and punctual payment and performance when due (whether at stated maturity, acceleration or otherwise) of all of the Secured Liabilities the Pledgor hereby absolutely and unconditionally charges and pledges certain assets to and in favor of Artivion, by way of a first ranking floating charge as set forth below:
1.1.1To the maximum extent possible, all of the Pledgor’s rights, titles and interests in all of its present and future tangible and intangible assets of any kind whether contingent or absolute, including Intellectual Property and all rights to proceeds derived from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property, excluding only those assets charged or pledged by a fixed charge under Section 3.1 above.
1.1.2All inventory of whatever kind and wherever situated in which the Pledgor now or hereafter has an interest, including, without limitation, all goods, merchandise, raw materials, goods in process, finished goods and other tangible personal property held for sale, lease, resale or exchange or furnished or to be furnished under contracts for service or that are used or consumed in the business of the Pledgor, and any part thereof.
1.1.3To the extent not included in the foregoing, all present and future rights to compensation, indemnity, insurance proceeds, warranty or guaranty accruing to the Pledgor by reason of the loss of, damage to or expropriation of, or any other event or circumstance with respect to, such assets specified in paragraphs (3.2.1 and 3.2.2) above and all proceeds, products and benefits deriving from such assets (including, without limitation, those received upon any collection, exchange, sale or other disposition of such assets and any property into which such assets are converted, whether cash or non-cash).
1.1.4In addition, to the extent required by applicable law to create and perfect a first ranking floating charge over the assets specified above, the Pledgor shall execute and deliver such further instruments and take such further action as may be required by Artivion.
All of the assets specified in Section 3.1 above and in this Section 3.2 are referred to herein collectively as the "Charged Assets".
3.2.First Ranking
The Pledgor specifically acknowledges and undertakes that the Security Interest created by the Pledgor under this Section 3 (Security) of this Debenture shall, at all times, rank first in priority to any other Liens created by the Pledgor, except for: (a) those certain fixed charges and floating charges on the Secured Assets, created on or around the date hereof in favor of JLL (the "JLL Charge”), with which it will rank equally in accordance with the Inter Creditor Priority Agreement, until such time as the aggregate payment to JLL equals to the Senior Cap; and for (b) a registered first ranking fixed charge and a first ranking floating charge, in favor of Mizrahi-Tefahot Bank Ltd., dated as of June 18, 2024, with respect to the Borrower’s deposit account in the amount of NIS 250,000 (the “MT Charge”).

1Preservation Of Security
1.1Continuing Security.
The Pledgor declares and agrees that:
1.1.1the Security Interest created by this Debenture shall remain in force as continuing security for the payment and discharge of the Secured Liabilities and shall remain in force notwithstanding any settlement of account or any other act, event or matter whatsoever, and, subject to Section 4.3 (Avoidance of Payments), shall be fully released and discharged only upon the full payment or satisfaction of the Secured Liabilities (which, solely with respect to the Original Loan and Interest on the Original Loan, may include upon the Cancellation thereof), as set forth in Section 4.4 below);
1.1.2the Security Interest created, and the powers conferred by this Debenture are in addition to, and are not in any way prejudiced or affected by, any other agreement between the Pledgor and Artivion;
1.1.3Artivion will not be bound to enforce any other security interest before enforcing the Security Interests created by this Debenture; and
1.1.4all security interests that have been or may be created in favor of Artivion for payment and performance of the Secured Liabilities by the Borrower shall be independent of one another.
1.2Security Interest Absolute
1.2.1The Charged Assets are a principal security for the Secured Liabilities and, without prejudice to the foregoing, no right of Artivion, the Security Interest created hereunder, or the liabilities or obligations of the Pledgor or any third party, shall be impaired or discharged by (without limitation):
(a)Artivion releasing any of the Charged Assets or granting any time or any waiver whatsoever to or making of any settlement, composition or arrangement with any third party;
(b)Artivion asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of its rights or remedies against the Borrower, or any third party arising under or by virtue of this Debenture or otherwise;
(c)Artivion making any variation, amendment or supplement to: this Debenture, any agreement between Artivion, and the Borrower, or any other document or instrument from time to time entered into between the Borrower or any third party and Artivion;
(d)any change in the time, manner, place of payment or any other term or condition of the Secured Liabilities, or any other amendment or waiver of or under any agreement between Artivion and the Borrower;
(e)the non-perfection of any security interest or any release, waiver or amendment from any guaranty for all or part of the Secured Liabilities;
(f)Artivion taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering, exchanging or releasing any security interest in relation to the Pledgor or any third party, or claiming, proving for, accepting or transferring any payment in respect of the Secured Liabilities or the liabilities of any other third party in any composition by, or winding up of, any such party and/or any third party, or abstaining from so claiming, proving, accepting or transferring;
(g)to the fullest extent permitted by applicable law, any other circumstance that could otherwise constitute a defense to or discharge of the Pledgor or any third party, other than the payment and performance in full of the Secured Liabilities (which, solely with respect to the Original Loan and Interest on the Original Loan, may include upon the Cancellation thereof), except as explicitly waived, released, amended or surrendered by Artivion in writing, in any of the above-mentioned events.

1.2.2Notwithstanding anything to the contrary contained in this Debenture, the Pledgor will remain liable to observe and perform all the conditions and obligations relating to or constituting the Secured Liabilities or the Charged Assets and neither Artivion nor any Receiver will be under any obligation or liability with respect to the Secured Liabilities or the Charged Assets by reason of or arising out of this Debenture. Neither Artivion nor any Receiver will be required in any manner to perform or fulfill any of the obligations of the Pledgor in respect of the Secured Liabilities or the Charged Assets, or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or take any action or to collect any amount or enforce any right or remedy hereunder.
1.2.3The exercise by Artivion of any of the rights or remedies hereunder shall not release the Borrower from any of its liabilities or obligations under any agreement between Artivion and the Borrower, unless the Secured Liabilities have been satisfied in full (which, solely with respect to the Original Loan and Interest on the Original Loan, may include upon the Cancellation thereof); for the avoidance of doubt, the application of the Charged Assets to satisfy part of the Secured Liabilities shall not release the Borrower from its obligations to pay and perform the remaining Secured Liabilities in full.
1.3Avoidance of Payments
1.3.1Any payment made under any Loan Document which is capable of being avoided or otherwise set aside on liquidation of the Pledgor or otherwise on similar proceedings shall, for so long as it is capable of being avoided or set aside as aforesaid, not be considered to have been paid for the purposes of this Debenture.
1.3.2To the extent that the Pledgor or any third party on its behalf thereof makes a payment or payments to Artivion, or Artivion enforces any security interest or exercises any right of set-off and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently avoided or set aside, declared to be fraudulent or preferential or required to be repaid or refunded or reduced by virtue of any applicable law relating to bankruptcy, insolvency, administration, receivership, trusteeship, liquidation or similar proceedings, the Secured Liabilities or any part thereof originally intended to be satisfied, and this Debenture and all Security Interests, rights and remedies therefore shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.
1.4Release
Automatically upon full and final payment or satisfaction of all of the Secured Liabilities by the Pledgor (which, solely with respect to the Original Loan and Interest on the Original Loan, may include upon the Cancellation thereof), this Debenture and the Security Interest created hereby shall be terminated and be of no further force and effect and all rights to the Security Interests created hereunder shall revert to the Pledgor. Following such termination, Artivion shall, at the request of the Pledgor, deliver to the Pledgor a written release of the Security Interest created by this Debenture and take any such other actions reasonably required and requested by Pledgor for such release of the Security Interest, including any applicable filings for the removal of the lien and security interest in the Charged Assets, all at the sole cost and expense of the Pledgor.

2Representations and Warranties
The Pledgor hereby represents and warrants, as of the date hereof and as long as this Debenture is in force, as follows:
2.1The Pledgor is a company duly organized and validly existing under the Laws of the State of Israel. The Pledgor has the corporate power to own its properties and to carry on its business as currently conducted. The Pledgor is duly qualified or licensed to do business and (to the extent such phrase is recognized in the applicable jurisdiction) in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse

Effect (as such term is defined in that certain Securities Purchase Option Agreement dated as of September 11, 2019 between Artivion and certain shareholders of the Pledgor (the “Purchase Option Agreement”)..
2.2The Pledgor has all requisite power and authority to enter into this Debenture, and to otherwise consummate the transactions contemplated herein (the “Transactions”). The execution and delivery of this Debenture and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Pledgor, and no further action is required on the part of the Pledgor to authorize, execute and deliver this Debenture. This Debenture has been duly executed and delivered by the Pledgor and, assuming the due authorization, execution and delivery by the other parties hereto, shall constitute the valid and binding obligations of the Pledgor enforceable against it in accordance with its respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
2.3The Pledgor is duly and validly registered with the Israeli Registrar of Companies; and as of the date hereof it is not in a status of a "breaching company" (‘חברה מפרה’ within the meaning provided therefor under the Israeli Companies Law, 5759-1999).
2.4The Security Interest created herein constitutes, as of the time it purports to become effective in accordance with the terms hereof, a series of legally and validly binding, first ranking fixed charges over the Charged Assets. All filings, registrations or other acts necessary to perfect the Security Interests granted under this Debenture, according to applicable law, have been taken and are duly completed, other than the registration of such Security Interests with the Israeli Registrar of Companies.
2.5The execution and delivery by the Pledgor of this Debenture, and the consummation thereof will not Conflict with (i) any provision of Pledgor’s Articles of Association, (ii) any material contract to which Pledgor is a party, or (iii) any law applicable to the Pledgor or any of its properties (whether tangible or intangible) or assets.
2.6No consents, approvals, orders, authorizations, registrations, declarations, filings and notices, governmental or other, are required in connection with the execution and delivery of this Debenture by the Pledgor or the consummation hereof other than: (i) the registration of such Security Interests with the Israeli Registrar of Companies, and (ii) the consent of (a) the shareholders of the Borrower and (b) the board of directors of the Borrower, which shall be obtained prior to the Additional Loan Closing Date (as such term is defined under the Master Transaction Agreement).
2.7The Pledgor has good and marketable title to the Charged Assets, free and clear of any Liens (except for the security interests in favor of Artivion and of JLL and the MT Charge), and the Charged Assets are not subject to any senior, pari passu, junior or subordinated Liens, except for the JLL Charge and the MT Charge. The Pledgor is not a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts the Pledgor from granting the Security Interests herein and has good title and all rights and powers to charge and transfer any of the Charges Assets.
2.8The Charged Assets that are tangible and material assets are in good and substantial repair and condition.
2.9There are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Pledgor before any court, administrative agency, or arbitrator in connection with the Pledged Assets.
2.10Pledgor is able to pay its debts (including trade debts) as they mature; the fair saleable value of Pledgor’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities.

3Affirmative Covenants
The Pledgor hereby undertakes as follows, for as long as any Secured Liabilities remain outstanding (other than to the extent Artivion waives any of the following, in writing):
3.1The Pledgor shall use all required means to defend the Charged Assets or cause the Charged Assets to be defended against, and shall take, at its expense, any action necessary to remove any Lien over the Charged Assets (other than the Liens in favor of Artivion and JLL and the MT Charge) and shall defend the right, title and interest of Artivion in and to any Charged Asset against the claims and demands of all other persons.
3.2Without derogating from its obligations hereunder, the Pledgor shall promptly notify Artivion of any: (a) material damage or defect to the Charged Assets; (b) change in the directors of the Borrower, Borrower’s Chief Executive Officer, or any officer of Borrower that leads Borrower’s research and development, quality, clinical, or sales functions; and (c) change in the Borrower’s principal office address.
3.3The Pledgor will permit Artivion, subject to reasonable prior notice and during normal business hours, from time to time, to inspect the condition of the Charged Assets wherever the same may be, and to inspect the Pledgor’s books and records and to make copies thereof and to check, test, and appraise the Charged Assets in order to verify the Pledgor’s financial condition or the amount, condition of, or any other matter relating to, the Charged Assets, and discuss with its officers regarding the Charged Assets.
3.4Without derogating from the rights of Artivion, the Pledgor shall notify Artivion of any default under any Loan Document (“Event of Default”) (and the steps, if any, being taken to remedy it) promptly upon it becoming aware of the occurrence thereof. In particular, the Pledgor shall:
3.4.1notify Artivion as soon as reasonably practicable of: (i) the imposition of any Lien (other than a Lien in favor of Artivion, JLL or the MT Charge) with respect to the Charged Assets; (ii) the occurrence of any seizure, requisition, expropriation or forfeiture or any material change in the legal status of the Charged Assets or any portion thereof; and (iii) the occurrence of an Event of Default.
3.4.2notify Artivion as soon as reasonably practicable of the imposition of any attachment or the issue of any execution proceedings or of any application for the appointment of a receiver, trustee, or special manager (whether interim or permanent) over or with respect to the Charged Assets or any part thereof and shall promptly notify the authorities which levied such attachment or issued such execution proceedings or received the application for the appointment of such receiver, trustee, or manager and any third party who initiated or applied for such action of this Debenture in favor of Artivion, and forthwith take, at the expense of the Pledgor, all reasonable steps necessary for the discharge, if applicable, of such attachment, execution proceedings or appointment of a receiver or trustee, as the case may be.
3.5The Pledgor shall, promptly following the execution of this Debenture, take any actions necessary to enable Artivion to register this Debenture with the Israeli Registrar of Companies together with the duly executed filing form, on a form to be agreed by Artivion, and shall deliver to Artivion an electronic copy of the certificate of registration of such Debenture certified by the Israeli Registrar of Companies.
3.6The Pledgor shall procure and maintain reasonable insurance coverage on the Charged Assets (as applicable) and shall comply with the terms of such insurance policies.

4Negative Covenants
Except as expressly permitted pursuant to the terms of the A&R Loan Agreement, the Pledgor hereby undertakes not to do any of the following, without first obtaining Artivion’s consent in writing, for as long as any Secured Liabilities remain outstanding:
4.1Dispositions. Transfer, or otherwise dispose of, all or any part of the Charged Assets, including, without limitation, the Pledgor's Intellectual Property, except for grant of non-exclusive licenses in the ordinary course of business.
4.2Fundamental Changes. Merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, or liquidate, wind up its affairs or dissolve itself, whether in a single transaction or in a series of related transactions; conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.
4.3Encumbrances. (A) Create, incur, guarantee or suffer to exist any Lien upon any of the Charged Assets; or (B) covenant to any other Person that the Pledgor in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of the Pledgor’s property (including, without limitation, the Pledgor’s Intellectual Property).
4.4Subsidiaries. Form or acquire any subsidiary, unless all holding in such subsidiary is pledged under the terms of this Debenture.
4.5Patents. File any patent applications in Israel, unless all of the Pledgor’s rights in connection thereto are pledged under the terms of this Debenture.
4.6Intellectual Property Rights. permit any Intellectual Property Rights which are registered to be abandoned or cancelled, to lapse or to be liable to any claim of abandonment for non-use or otherwise.

5Rights of Artivion
5.1Artivion’ Right to Perform. Without derogating from the rights of Artivion to realize each of the Security Interests granted hereunder, upon the occurrence and during the continuance of an Event of Default or if the Pledgor for any reason whatsoever fails to duly and punctually observe or perform or comply with any of its obligations under the A&R Loan Agreement or under this Debenture, including under Section 6 (Affirmative Covenants) and Section 7 (Negative Covenants), Artivion shall have the power, on behalf of or in the name of the Pledgor or otherwise, to perform the obligation and to take any steps which Artivion may, in its reasonable discretion, consider appropriate with a view to remedying or mitigating the consequences of the failure, but without in any way (other than in case of willful misconduct) becoming liable therefor and provided that the exercise of this power, or the failure to exercise it, shall in no circumstances prejudice the rights of Artivion hereunder.
5.2Artivion may, at any time after the occurrence and during the continuance of an Event of Default, set off any sum, whether in Israeli currency or in foreign currency, as the case may be, due or owing to the Pledgor from Artivion in any account, manner or circumstance whatsoever, against the Secured Liabilities, in whole or in part. In no event and under no circumstances may the Pledgor set off any sum that may be due or owing to the Pledgor from Artivion in any account, manner or circumstance whatsoever, against the Secured Liabilities, in whole or in part.

6Default and Enforcement
6.1The occurrence of any of the Events of Default in the A&R Loan Agreement or in any other Loan Document, mutatis mutandis, shall constitute an Event of Default under this Debenture as well. Furthermore, any breach of this Debenture by Pledgor shall also constitute an Event of Default under this Debenture, unless cured, if such breach is capable of remedy (as determined by Artivion in its reasonable discretion), within 45 days after Artivion’s written notice thereof to remedy such breach or is waived in writing by Artivion.
6.2Artivion’ Powers
6.2.1On or at any time after the occurrence of an Event of Default, Artivion shall be entitled to declare any or all of the Secured Liabilities immediately due and payable, in accordance with the terms of the Loan Documents.
6.2.2On or at any time after the occurrence of an Event of Default, Artivion shall also be entitled to exercise all rights and remedies afforded by applicable law and the other Loan Documents and take all such steps as it sees fit to collect the Secured Liabilities from the Pledgor in accordance with the terms of the Loan Documents and, in addition thereto, without prejudice to any and all of its other rights, to realize the Charged Assets, whether by the application for the appointment of a Receiver in accordance with the terms of this Debenture or whether, subject to applicable law, by any other reasonable method Artivion shall see fit, as permitted under applicable law.
6.2.3Subject to applicable law, and after the occurrence of an Event of Default, Artivion shall be entitled, in any proceedings concerning the insolvency, bankruptcy, liquidation, winding up, arrangement, receivership, any other proceedings under the Insolvency and Financial Rehabilitation Law 5778-2018, or similar proceedings, of the Pledgor, to:
(a)demand, claim, collect, enforce and prove the Secured Liabilities and give acquittance thereunder;
(b)file any claims and proofs, give receipts and take all such proceedings and actions as Artivion sees fit to recover the Secured Liabilities; and
(c)receive all distributions on and payments with respect to the Secured Liabilities.
6.2.4On or at any time after the occurrence of an Event of Default, Artivion shall have all powers that it may, in its reasonable discretion, determine to be desirable or necessary to preserve the Charged Assets and the Security Interest created hereby and to take all such steps for such purpose at the Pledgor’s expense, subject to applicable law.
6.3Receiver. Subject to the provisions of applicable laws, upon the occurrence of an Event of Default:
6.3.1The Receiver shall have all powers conferred by the Companies Ordinance, 5743-1983, and/or Insolvency and Economic Rehabilitation Law, 5778-2018 (if applicable), and all other applicable law, including, without limitation, the power:
6.3.2to receive into its hands the Charged Assets and to take possession thereof;
6.3.3to require the Pledgor to deliver or otherwise make available such of the Charged Assets as the Receiver may demand, and without the consent of the Pledgor, enter into any premises of the Pledgor or any place where the Charged Assets are located and take possession of any of the Charged Assets;
6.3.4to manage the Pledgor’s business or participate in the management thereof as it may see fit;
6.3.5to sell or agree to the sale of the Charged Assets, in whole or in part, or to transfer the same in any other manner upon such conditions as it may see fit;
6.3.6to exercise any right charged or pledged hereunder in the same manner in which the Pledgor was entitled to exercise such right in accordance with the terms of Section 20 of the Israeli Pledge Law, 5727-1967;
6.3.7to employ accountants, lawyers and other professionals;
6.3.8to call up any of the Pledgor’s uncalled share capital;
6.3.9to do any other act or thing which the Receiver considers to be incidental or conducive to the exercise of any other right exercisable by it; and
6.3.10to make any other arrangement with respect to the Charged Assets or any part thereof as it may see fit.
6.4On and at any time after the occurrence of an Event of Default, should the payment date of the Secured Liabilities or any part thereof not yet have fallen due at the time of the sale of the Charged Assets, or the Secured Liabilities be due to Artivion or the Receiver on a contingent basis only, then Artivion or the Receiver shall be entitled to recover out of the proceeds of the sale an amount sufficient to cover the Secured Liabilities (or such part thereof) and the amount so recovered and yet to be appropriated to the discharge of the amounts due shall be charged to Artivion or the Receiver as security for, and be held by Artivion or the Receiver until the full payment or satisfaction of the Secured Liabilities (which, solely with respect to the Original Loan and Interest on the Original Loan, may include upon the Cancellation thereof).
6.5The Pledgor alone shall be responsible for the Receiver's remuneration. In no event shall Artivion be responsible for the acts and omissions of the Receiver or for the Receiver's remuneration.
6.6A five (5) days' advance notice to the Pledgor regarding the steps that Artivion intends to take shall be deemed to be reasonable advance notice for the purpose of Section 19(b) of the Israeli Pledge Law, 5727-1967.
7Exercise of Rights; Distribution of Proceeds
7.1Exercise of the powers of the Receiver or Artivion hereunder, will be subject to the provisions of the Inter Creditor Priority Agreement.

7.2All moneys and other assets arising from the exercise of the powers of the Receiver or Artivion or otherwise received by Artivion or the Receiver from the realization of any Charged Asset shall, subject to the provisions of the Inter Creditor Priority Agreement and any applicable law, be applied to repay the Secured Liabilities before any other payment.
8Further Action
The Pledgor further covenants with Artivion from time to time upon demand to execute, at the Pledgor’s own cost, any document or do any act or thing which:
8.1Artivion or the Receiver may at any time reasonably request in order to create, perfect, register or give effect to any pledge, charge or assignment created or intended to be created by this Debenture, including but not limited to, the amendment of this Debenture (to the extent required) to allow inclusion of subsequent assets acquired by the Pledgor after the date hereof under the fixed charge created in accordance with the terms hereof;
8.2Artivion or the Receiver may reasonably specify with a view to facilitating the exercise, or the proposed exercise, of any of their powers or the protection, management or realization of the Charged Assets upon the occurrence of an Event of Default. In the event that the Pledgor fails to execute any document or to do any such act following prior reasonable notice by Artivion or the Receiver, Artivion or the Receiver may execute, at the Pledgor’s expense, any such document or do any such act or thing in the name of and on behalf of the Pledgor.

9Protection of Artivion and the Receiver
9.1Other than with respect to willful misconduct or gross negligence, neither Artivion nor the Receiver, nor any of their respective agents, managers, officers, employees, delegates, and advisers, shall be liable for, and the Pledgor shall indemnify Artivion and the Receiver for, any claim, demand, liability, loss, damage, cost or expense which arises out of this Debenture or the exercise or the attempted or purported exercise of any of their respective rights, powers and discretions under this Debenture.
9.2Neither Artivion nor any Receiver, nor any of their respective agents, managers, officers, employees, delegates, and advisers shall be under any duty towards the Pledgor to exercise any of their respective rights, powers and discretions under this Debenture.
9.3The Pledgor hereby waives any requirements with respect to notice, form or the terms of the exercise by Artivion, the Receiver, or any of their respective agents, managers, officers, employees, delegates, and advisers of their respective rights, powers and discretions under this Debenture, except as provided for herein or pursuant to applicable law.

10Indemnity
The Pledgor shall defend, indemnify and hold harmless Artivion and its officers, employees, and agents, including the Receiver, against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Debenture or any other Loan Document to which the Pledgor is a party; and (b) all losses or expenses in any way suffered, incurred, or paid by Artivion, its officers, employees and agents as a result of or in any way arising out of transactions between Artivion and the Pledgor whether under this Debenture or under any other Loan Document to which the Pledgor is a party or otherwise (including without limitation reasonable attorneys' fees and expenses).

11Costs and Expenses
11.1The Pledgor shall pay all filing fees and/or duties, payable in respect of this Debenture or the transactions contemplated hereby, to the extent required.
11.2All the fees, costs and expenses incurred by Artivion or any Receiver in connection with the registration, perfecting or enforcement of this Debenture and realization of the Charged Assets (including reasonable fees of the lawyers of Artivion and the Receiver) shall form part of the Secured Liabilities.

12Assignment
12.1This Debenture shall be binding upon and inure to the benefit of each party hereto and its permitted successors and assigns.
12.2The Pledgor may not assign or transfer all or any part of its rights and/or obligations under this Debenture.
12.3Artivion may assign or transfer its rights and obligations hereunder upon assignment of its rights pursuant to the A&R Loan Agreement in accordance with the terms thereof.

13Miscellaneous
13.1Notices and Communications
All notices and other communications hereunder shall be in writing and shall be deemed given: (i) upon delivery, if delivered personally or by commercial messenger; (ii) one (1) Business Day after deposited with an overnight courier service of international reputation (including Federal Express); (iii) upon successful transmission of electronic mail (upon acknowledgment from recipient or reception of read receipt), during ordinary business hours of the recipient, or, if outside the recipient’s ordinary business hours, the next Business Day to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); or (iv) upon receipt, if sent by mail; in each case if addressed to.

If to Pledgor:

Endospan Ltd.
Maskit St. 4
Herzlia Business Park, Herzlia,
Israel 46733
Attention: Kevin Mayberry, CEO
Facsimile No. and email address: +972 (9) 835-9877, kevin@endospan.com with a copy (which shall not constitute notice) to:

Goldfarb, Gross, Seligman & Co.
One Azrieli Center, Round Building, Tel- Aviv
Israel 670110
Attention: Danny Kleinhendler, Adv.
Facsimile No. and email address: +972 (3) 607-4566, dannyk@gkh-law.com

If to Artivion:

Artivion, Inc.
1655 Roberts Blvd.
Kennesaw, GA 30144
U.S.A.
Attention: General Counsel
Email address: jean.holloway@artivion.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP
405 Colorado Street, Suite 1700
Austin, TX 78701
Attention:     Andrew Smetana
Facsimile No. and email address: (737) 256.6300; ASmetana@perkinscoie.com
13.2Delays or Omissions; Waiver. The rights of a party hereto may be waived only in writing and specifically; the conduct of a party shall not be deemed a waiver of any of its rights pursuant to this Debenture and/or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Debenture or as an amendment hereto. A waiver by a party in respect of a breach by the other party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations. No delay or omission to exercise any right, power, or remedy accruing to a party hereto upon any breach or default by the other party shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring. The rights of either party hereunder may be exercised as often as necessary and are cumulative and not exclusive of its rights under applicable law.
13.3Amendments. Any term of this Debenture may be amended or modified only by a written document signed by the Pledgor and Artivion.
13.4Entire Agreement. This Debenture contains the entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.
13.5Severability. If a provision of this Debenture is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof. Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each party to the full extent permitted so that this Debenture shall be deemed a valid and binding agreement enforceable in accordance with its terms.
13.6Counterparts and E-mail Signatures. This Debenture may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Debenture. A signed Debenture received by a party hereto via e-mail will be deemed an original, and binding upon the party who signed it.
13.7Governing Law and Venue. This Debenture shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of laws. The competent courts of the city of Tel Aviv-Jaffa shall have exclusive jurisdiction to hear all disputes arising in connection with this Debenture and no other courts shall have any jurisdiction whatsoever in respect of such disputes.
13.8Further Actions. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Debenture and the intentions of the parties as reflected thereby.

13.9Third Party Beneficiaries. Nothing in this Debenture shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.
13.10Survival. All covenants, representations and warranties made in this Debenture shall continue in full force and effect so long as any Secured Liabilities remain outstanding, except for representations and warranties which may change in course of time due to their nature (e.g. Sections 5.7 and 5.9 above), in which cases shall remain in full force and effect but be correct as of the date first given. The obligations of the Pledgor to indemnify Artivion with respect to the expenses, damages, losses, costs and liabilities described in Section 12 (Protection of Artivion and the Receiver) and Section 13 (Indemnity) shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Artivion have lapsed.

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IN WITNESS WHEREOF this Debenture has been executed by the Parties, on the day and year first above written.

THE PLEDGOR: Endospan Ltd.
By:	/s/ Kevin Mayberry
Name:	Kevin Mayberry
Title:	CEO

ARTIVION: Artivion, Inc.
By:	/s/ James P. Mackin
Name:	J. Patrick Mackin
Title:	Chairman, President and CEO
Signature Page to Amended and Restated Debenture (Artivion)

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